EXHIBIT 10.1

Frontier Oil Corporation
Board of Directors’ Compensation
Effective April 14, 2005

Annual Board Retainer	$30,000
Board Meeting Fee	$ 1,500 per meeting attended
Committee Chair Annual Retainer Audit/Compensation	$15,000
Committee Chair Annual Retainer Other Committees	$ 5,000
Committee Meeting Fee	$ 1,500 per meeting attended
Annual Equity Grant (1)	$100,000

(1)
The value of the Annual Equity Grant is expected to be determined by a compensation consultant to the Compensation Committee of the Board of Directors using a present value analysis. In addition, other terms of the awards will be determined at the time of grant.